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                                                                     EXHIBIT 5.1

                             O'MELVENY & MYERS LLP
                           610 NEWPORT CENTER DRIVE
                        NEWPORT BEACH, CALIFORNIA 92660



January 15, 1999


                                                            614,055-111


Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California  92660

          Re:  $500 Million Aggregate Principal
               Amount of Debt Securities of
               Nationwide Health Properties, Inc.
               ----------------------------------

Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Nationwide Health Properties, Inc. (the "Company") with the Securities and Exchange Commission in connection with the registration of $500 million aggregate principal amount of Debt Securities (the "Securities"). We have examined the form of indenture (the "Indenture") to be entered into between the Company and Chase Manhattan Bank and Trust Company, as trustee (the "Trustee"), under which the Securities are to be issued. We are familiar with the proceedings heretofore taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities.

          It is our opinion that the Securities will, upon payment for and delivery of the Securities in accordance with the Indenture and the authentication of the certificate or certificates representing the Securities by a duly authorized signatory of the Trustee, be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and subject to provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed in United States dollars.

          The law governed by this opinion is limited to the present federal law of the United States and the present law of the State of New York.
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          We consent to the use of this opinion as an exhibit to the
Registration Statement.

                                       Respectfully submitted,

                                       /s/ O'Melveny & Myers LLP

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